Exhibit 99.1

NEWS RELEASE

NDCHealth Announces Tender Offer and Consent Solicitation for

10 1/2% Senior Subordinated Notes Due 2012

ATLANTA – December 9, 2005 – NDCHealth Corporation (NYSE: NDC) announced today that it has commenced a cash tender offer and consent solicitation for its $200 million outstanding of 10 1/2% senior subordinated notes due 2012.

The tender offer expires at 12:00 midnight, U.S. Eastern time, on Monday, January 9, 2006, unless extended or earlier terminated. The consent solicitation expires at 5:00 p.m., U.S. Eastern time, on Thursday, December 22, 2005, unless extended or earlier terminated.

The total consideration per $1,000 principal amount of notes validly tendered and not withdrawn will be based on a fixed spread of 50 basis points over the yield of the 4 1/4% U.S. Treasury Note due November 30, 2007. The total consideration will be calculated at 2:00 p.m., U.S. Eastern time, on a date to be selected by NDCHealth, which will be at least 10 business days prior to the tender offer expiration date. All holders who validly tender their notes will receive accrued and unpaid interest up to, but not including, the date of payment of the notes.

In connection with the tender offer, NDCHealth is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants as well as certain events of default and related provisions in the indenture governing the notes. NDCHealth is offering to make a consent payment of $30.00 per $1,000 principal amount of notes (which is included in the total consideration described above) to holders who validly tender their notes and deliver their consents on or prior to December 22, 2005, unless the expiration date of the consent solicitation is extended. Holders who validly tender and do not validly withdraw their notes will receive payment if the conditions to the tender offer and consent solicitation are satisfied or waived and their notes are accepted for purchase.

Holders may not tender their notes without delivering consents or deliver consents without tendering their notes. The consent payment of $30.00 per $1,000 principal amount will not be paid to holders who tender their notes after the expiration of the consent solicitation. Tendered notes may not be withdrawn and consents may not be revoked after the time NDCHealth and the trustee for the notes execute an amendment to the indenture governing the notes to effect the proposed amendments. The indenture amendment is expected to be executed promptly following receipt of the requisite consents from the note holders. Any extension, delay, termination or amendment of the tender offer and consent solicitation will be publicly announced as promptly as practicable.

As previously announced on August 29, 2005, NDCHealth entered into a definitive agreement with Per-Se Technologies, Inc. (Nasdaq: PSTI) for Per-Se to acquire its physician, hospital and retail pharmacy businesses. As part of the transaction, Wolters Kluwer, based in Amsterdam, the Netherlands, will purchase the pharmaceutical information management business from NDCHealth. On December 2, 2005, NDCHealth and Per-Se announced that each company will hold a special meeting of stockholders on January 5, 2006, to approve matters relating to the proposed merger between the two companies. The acquisition remains subject to other closing conditions, including approval by shareholders of both NDCHealth and Per-Se.

The tender offer and consent solicitation are subject to the satisfaction of certain conditions including: (1) receipt of consents from holders of a majority in principal amount of the outstanding notes, (2) completion of the sale of the information management business to Wolters Kluwer and satisfaction of the closing conditions of the proposed merger with Per-Se, and (3) certain other customary conditions.

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NDCHealth Announces Tender Offer	Page 2

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated December 9, 2005, copies of which may be obtained from MacKenzie Partners, Inc., the information agent for the transaction, at (800) 322-2885 (US toll free), or for bankers and brokers (212) 929-5500.

NDCHealth has engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent in connection with the transaction. Questions may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (US toll-free) and (704) 388-9217 (collect).

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of management of both NDCHealth and Per-Se Technologies. There are a number of risks and uncertainties that could cause actual results to differ materially from the expectations of management. You are encouraged to consult the filings which each of NDCHealth and Per-Se make with the Securities and Exchange Commission for more information concerning such risks and uncertainties. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated December 9, 2005. The CUSIP numbers for the subordinated senior notes are 639480AC6 and 639480AB8.

This communication is being made in respect of the proposed merger involving NDCHealth Corporation and Per-Se Technologies. This communication shall not constitute an offer of any securities for sale. Per-Se and NDCHealth have filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement/prospectus and other relevant documents concerning the proposed merger. Stockholders of NDCHealth and Per-Se are urged to read the registration statement and the joint proxy statement/prospectus, and any other relevant documents filed with the SEC, because they contain important information. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from NDCHealth’s website (www.ndchealth.com) under the tab “Investor Relations” through the “SEC Filing” link or from Per-Se’s website (www.per-se.com) under the tab “Investors” through the “SEC Filing” link.

Contact:

Robert P. Borchert

VP-Investor Relations

(404) 728-2906

robert.borchert@ndchealth.com